Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated

(i)	October 29, 2012 with respect to the statements of revenue and certain expenses of a property commonly referred to as Runaway Bay Apartments for the year ended December 31, 2011,

(ii)	January 4, 2012 with respect to the statements of revenue and certain expenses of a property commonly referred to as Centrepoint Apartments for the year ended December 31, 2010,

(iii)	April 7, 2011 with respect to the combining statements of revenues and certain expenses of the properties commonly referred to as Crestmont Apartments, Cumberland Glen Apartments, Copper Mill Apartments, Heritage Trace Apartments, Belle Creek Apartments and Tresa at Arrowhead for the years ended December 31, 2010 and 2009 and for the period from October 8, 2008 to December 31, 2008, contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned reports in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

New York, New York

November 18, 2013